EXHIBIT 17



September 18, 2001



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Gentlemen:

We have read the Change in Accountants disclosure included in the Registration Statement on Form SB-2 of Clover Leaf Financial Corp. and are in agreement with the statements contained in the second sentence under the caption "Change in Accountants" that the report of Crowe, Chizek and Company LLP on the financial statements as of and for the two fiscal years ended December 31, 1999 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.. We also are in agreement with the statements contained in the third sentence under the caption "Change in Accountants" that during Clover Leaf Bank's two most recent fiscal years preceding such change in accountants and any subsequent interim period preceding such change in accountants, there were no disagreements with Crowe, Chizek and Company LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. We have no basis to agree or disagree with the other statements of the registrant contained under that caption.

\s\ Crowe, Chizek and Company LLP

Crowe, Chizek and Company LLP